EXHIBIT 99.1
Summit Midstream Partners, LP 910 Louisiana Street, Suite 4200 Houston, TX 77002

Summit Midstream Partners, LP Announces Sale of its Bison Gas Gathering System in North Dakota
Houston, Texas (September 19, 2022) – Summit Midstream Partners, LP (NYSE: SMLP) (“Summit”, “SMLP” or the “Partnership”) announced today that its wholly owned subsidiary, Summit Midstream Holdings, LLC (“SMP Holdings”), signed and closed on the sale of Bison Midstream, LLC (“Bison Midstream”), its gas gathering system in Burke and Mountrail Counties, North Dakota to Steel Reef Infrastructure Corp. (“Steel Reef” or the “Company” through its wholly owned subsidiary Steel Reef US Corp.), an integrated owner and operator of associated gas capture, gathering and processing assets in North Dakota and Saskatchewan, for cash consideration of $40 million, subject to customary transaction adjustments.
Heath Deneke, President, Chief Executive Officer and Chairman, commented, “We are pleased to announce this strategic transaction with Steel Reef. In combination with the previously announced divestiture of the Lane gathering and processing system earlier this summer, the sale of Bison Midstream represents a continuation of our strategy to streamline our portfolio of assets through balance sheet enhancing transactions while building additional financial flexibility to reinvest in more strategic scale-building opportunities across our footprint. With the sale of Bison Midstream, Summit’s focus in the Williston Basin will be on growing its crude oil and produced water gathering systems primarily located in Williams and Divide Counties, North Dakota. We remain excited about the level of customer development activity in central Williams County and pro forma for the transaction, we continue to expect over 50 new wells behind our liquids system in 2023. Pro forma for the transaction, SMLP will have approximately $90 million drawn on its $400 million ABL Credit Facility, resulting in over $300 million of available liquidity. We continue to expect to trend toward the high end of our 2022 Adjusted EBITDA guidance range of $205 million to $220 million.”
Bison Overview
The Bison Midstream system is located in Mountrail and Burke Counties in northwestern North Dakota. Bison Midstream gathers, compresses and treats associated natural gas that exists in the crude oil stream produced from the Bakken and Three Forks shale formations. The gathering agreements for the Bison Midstream system include long-term, fee-based or percent-of-proceeds contracts. Volume throughput on the Bison Midstream system is underpinned by acreage dedications from its key customers. A large U.S. independent crude oil and natural gas company and Chord Energy Corporation are the key customers of Bison Midstream. Natural gas gathered on the Bison Midstream system is delivered to Aux Sable Midstream LLC's (“Aux Sable”) Palermo Conditioning Plant in Palermo, North Dakota and then delivered to downstream pipelines serving Aux Sable’s 2.1 Bcf/d natural gas processing plant in Channahon, Illinois.
Legal Advisor
Locke Lord L.L.P. served as legal advisor to Summit and Bracewell LLP served as legal advisor to Steel Reef.
About Summit Midstream Partners, LP
SMLP is a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMLP provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in six unconventional resource basins: (i) the Appalachian Basin, which includes the Utica and Marcellus shale formations in Ohio and West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Permian Basin, which includes the Bone Spring and Wolfcamp formations in New Mexico; (v) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (vi) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMLP has an equity method investment in Double E Pipeline, LLC, which provides interstate natural gas transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMLP also has an equity method investment in Ohio Gathering, which operates extensive natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in Houston, Texas.

About Steel Reef
As the leader in associated gas capture in Saskatchewan, our organization enhances the energy community by reducing the carbon intensity of each barrel produced while converting associated gas into useable sources of energy. Formed in 2012, Steel Reef safely operates essential infrastructure that captures, processes and transports associated natural gas in the Western Canadian Sedimentary Basin and Bakken Resource Play. Our integrated asset base enables access to premium product markets. Privately held since inception, the Company has deployed approximately $1.0 billion into a cohesive portfolio of infrastructure assets, with a view to maximizing long-term shareholder value.
Steel Reef Contract Information:
Helene Forero
Manager, Corporate Finance
(403) 263-8333
www.steelreef.ca
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words "expect," "intend," "plan," "anticipate," "estimate," "believe," "will be," "will continue," "will likely result," and similar expressions, or future conditional verbs such as "may," "will," "should," "would," and "could." In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies and possible actions taken by us or our subsidiaries are also forward-looking statements. Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2021 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2022, as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.
Contact: 832-413-4770, ir@summitmidstream.com

SOURCE: Summit Midstream Partners, LP